CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Performance Securities with Contingent Protection Linked to the S&P 500® Index due May 29, 2015	$11,385,770	$811.81

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated May 25, 2010

HSBC USA Inc. Performance Securities with Contingent Protection
Linked to the S&P 500® Index due May 29, 2015
Strategic Alternatives to Indexing
HSBC USA Inc. $11,385,770 Securities linked to the S&P 500® Index due May 29, 2015

Investment Description

These HSBC USA Inc. Performance Securities with Contingent Protection linked to the S&P 500® Index are senior unsecured notes issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities”. The Securities are designed to provide enhanced exposure to potential appreciation in the performance of the S&P 500® Index (the “index”). The amount you receive at maturity is based on the return of the index and on whether the index ending level is below the specified trigger level on the final valuation date. If the index return is greater than zero, at maturity, for each security, you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by the participation rate of 119%. If the index return is equal to zero, at maturity, for each security, you will receive the principal amount.  If the index return is less than zero and the index ending level is greater than or equal to the trigger level, which is equal to 50% of the index starting level, at maturity, for each security, you will receive the principal amount. If the index return is less than zero and the index ending level is below the trigger level on the final valuation date, your Securities will be fully exposed to any decline in the index, and you will lose some or all of your investment in the Securities. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You will lose some or all of your principal amount if the index ending level is below the trigger level. The contingent principal protection feature applies only if you hold the Securities to maturity.  Any payment on the Securities, including any contingent principal protection feature, is subject to the creditworthiness of HSBC.

Features
❑ Core Investment Opportunity:  If you are seeking market exposure to the underlying index, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive index return while providing an initial cushion from negative index return.
❑ Contingent Protection Feature:  If you hold the Securities to maturity and the underlying index does not close below the trigger level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying index closes below the trigger level on the final valuation date, your investment will be fully exposed to any negative index return and you may lose some or all of your initial investment.

Key Dates
Trade Date	May 25, 2010
Settlement Date	May 28, 2010
Final Valuation Date[1]	May 22, 2015
Maturity Date[1]	May 29, 2015

[1] Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying underlying supplement no. 1, dated January 8, 2010.

Security Offerings
HSBC USA Inc. is offering Performance Securities with Contingent Protection Linked to the S&P 500® Index.  The return on the Securities is not subject to a predetermined maximum gain. The trigger level is 50% of the index starting level.  The participation rate is 119%. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 1 and the terms set forth herein.  See “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page US1-1 of the accompanying underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 1, base prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc, acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.
	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$11,385,770.00	$398,501.95	$10,987,268.05

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to a single security offering linked to the index identified on the cover page.  The index described in this pricing supplement is a reference asset as defined in the underlying supplement no. 1 and the prospectus supplement, and these Securities being offered hereby are “notes” for purposes of the underlying supplement no. 1 and the prospectus supplement. As a purchaser of a security, you will acquire senior unsecured debt instrument linked to the index.  Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the Securities.

You should read this document together with the base prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 1 dated January 8, 2010.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 1, the prospectus supplement or base prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” on page 7 of this pricing supplement and in “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the underlying supplement no. 1, a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (or the SEC) for the offering to which this pricing supplement relates.  Before you invest, you should read the underlying supplement no. 1, the base prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 1, the base prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦    Underlying supplement No. 1 dated January 8, 2010:
http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

♦    Prospectus supplement dated April 9, 2009:
http://sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦    Prospectus dated April 2, 2009:
http://sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009, references to “accompanying base prospectus” mean the HSBC USA Inc. base prospectus, dated April 2, 2009 and references to the “underlying supplement no. 1” mean the underlying supplement no. 1 dated January 8, 2010.

Investor Suitability
The Securities may be suitable for you if:
♦    You believe the index will appreciate over the term of the Securities.
♦    You seek an investment with a potentially enhanced return linked to the positive performance of the index.
♦    You are willing to hold the Securities to maturity, a term of 5 years.
♦    You are willing to expose your principal amount to the full downside performance of the index if the index ending level is below the trigger level, which is equal to 50% of the index starting level, on the final valuation date and, therefore, are willing to lose some or all of your initial investment.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the index in exchange for (i) potentially enhanced returns if the index appreciates and (ii) contingent protection if the index depreciates but the index ending level is not below the trigger level.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to invest in the Securities based on the participation rate of 119%.
♦    You are comfortable with the creditworthiness of HSBC, as Issuer of the Securities.

The Securities may not be suitable for you if:
♦    You do not believe the index will appreciate over the term of the Securities.
♦    You do not seek an investment with exposure to the index.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the index.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on the stocks included in the index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 and “Risk Factors” on page US1-1 of the underlying supplement no. 1 and on page S-3 of the prospectus supplement.

Terms
Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	5 years
Index:	S&P 500® Index (Ticker: SPX)
Participation Rate	119%.
Payment at Maturity (per $10 Security)[2]
You will receive a cash payment at maturity linked to the performance of the index during the term of the Securities.
If the index return is greater than zero, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return multiplied by the participation rate:
     $10 + [$10 × (index return × participation rate)]
If the index return is zero, you will receive your principal amount of:
     $10
If the index return is less than zero and the index ending level is greater than or equal to the trigger level on the final valuation date, you will receive your principal amount of:
     $10
If the index return is less than zero and the index ending level is below the trigger level on the final valuation date, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return:
$10 + [$10 × (index return)]
In this case the contingent protection is lost and you will lose some or all of your principal amount.

Index Return	Index ending level – index starting level index starting level
Index Starting Level	1,074.03, which was the official closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The official closing level on any scheduled trading day will be the closing level of the index on such date as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SPX <INDEX>”, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Trigger Level	537.02, which is 50% of the index starting level.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP / ISIN	40432R500 / US40432R5000
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

For each $10 principal amount of the Securities you hold, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return.  Accordingly, for each $10 principal amount of the Securities you hold, your payment at maturity will be calculated as follows:

$10 + [$10 × (index return)]

The principal protection on your Securities is contingent. If the index ending level is below the trigger level on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the index. As a result, you will lose some or all of your principal amount at maturity.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.
2 Payment at maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity included in the index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the index.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach.  Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See "Certain U.S. Federal Income Tax Considerations — Certain Equity Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to the index starting level. We cannot predict the index ending level on the final valuation date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, reflecting the following:
Investment term:	5 years
Index starting level:	1,074.03
Trigger level:	537.02 (50% of the index starting level)
Participation rate:	119.00%

Example 1— The level of the index increases from an index starting level of 1,074.03 to an index ending level of 1,181.43. The index return is positive and expressed as a formula:

index return = (1,181.43 - 1,074.03)/ 1,074.03 = 10.00%

payment at maturity = $10 + ($10 × (10.00% × 119.00%)) = $11.19

Because the index return is equal to 10%, the payment at maturity is equal to $11.19 per $10.00 principal amount of Securities, and the return on the Securities is 11.90%.

Example 2— The index ending level is equal to the index starting level of 1,074.03. The index return is zero and the payment at maturity per security is equal to the original $10.00 principal amount per security (a zero return):

index return = 0.00%

payment at maturity = $10.00

Example 3— The level of the index decreases from an index starting level of 1,074.03 to an index ending level of 751.82.  The index return is negative and expressed as a formula:

index return = (751.82 – 1,074.03)/1,074.03 = -30.00%

payment at maturity = $10.00

Because the index ending level is greater than or equal to the trigger level on the final valuation date, you will receive the benefit of the contingent principal protection.  Therefore, the payment at maturity is equal to $10.00 per $10.00 principal amount of Securities (a zero return).

Example 4— The level of the index decreases from an index starting level of 1,074.03 to an index ending level of 429.61. The index return is negative and expressed as a formula:

index return = (429.61 - 1,074.03)/ 1,074.03 = -60.00%

payment at maturity = $10 + ($10 × -60.00%) = $4.00

Because the index ending level is below the trigger level on the final valuation date, you will lose the benefit of the contingent principal protection and the Securities will be fully exposed to any decline in the index level on the final valuation date.  Therefore, the return on the Securities is -60.00%.  In this case, you would incur a loss of 60% on your Securities.

If the index ending level is below the trigger level on the final valuation date, the Securities will be fully exposed to any decline in the index, and you will lose some or all of your principal amount at maturity.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of Securities.

Performance of the Index*		Performance of the Securities
Index Ending Level	Index Return	Participation Rate	Return on Securities at Maturity	Payment at Maturity
2,148.06	100.00%	119.00%	119.00%	$21.90
2,040.66	90.00%	119.00%	107.10%	$20.71
1,933.25	80.00%	119.00%	95.20%	$19.52
1,825.85	70.00%	119.00%	83.30%	$18.33
1,718.45	60.00%	119.00%	71.40%	$17.14
1,611.05	50.00%	119.00%	59.50%	$15.95
1,503.64	40.00%	119.00%	47.60%	$14.76
1,396.24	30.00%	119.00%	35.70%	$13.57
1,288.84	20.00%	119.00%	23.80%	$12.38
1,181.43	10.00%	119.00%	11.90%	$11.19
1,074.03	0.00%	N/A	0.00%	$10.00
966.63	-10.00%	N/A	0.00%	$10.00
859.22	-20.00%	N/A	0.00%	$10.00
751.82	-30.00%	N/A	0.00%	$10.00
644.42	-40.00%	N/A	0.00%	$10.00
537.02	-50.00%	N/A	0.00%	$10.00
429.61	-60.00%	N/A	-60.00%	$4.00
322.21	-70.00%	N/A	-70.00%	$3.00
214.81	-80.00%	N/A	-80.00%	$2.00
107.40	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00
* The index excludes cash dividend payments of stocks included in the index.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 1 and the accompanying prospectus supplement. You are also urged you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Contingent Protection Applies Only in Limited Circumstances and You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the index ending level is greater than or equal to the trigger level on the final valuation date.  The Securities differ from ordinary debt Securities in that HSBC will not pay you 100% of the principal amount of your Securities if the index ending level is below the trigger level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the index.  Accordingly, you may lose up to 100% of your principal amount.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the index has appreciated since the trade date.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the index has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

♦
Owning the Securities is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the index.  As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of the Issuer, HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Securities.

♦
The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities and therefore will generally be lower than the price you paid when you purchased the Securities.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain, as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the index.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

♦
Changes Affecting the Index – The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks included in the index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the index may adversely affect the level of the index.  The policies of the reference sponsor with respect to the calculation of the index could also adversely affect the level of the index.  The reference sponsor may discontinue or suspend calculation or dissemination of the index.  Any such actions could have an adverse effect the value of the Securities.

♦
Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the index; the volatility of the index; dividends; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the credit worthiness of HSBC.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index, which could affect the price of such stocks or the level of the index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  Additionally, potential conflicts of interest may exist between the calculation agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the calculation agent must make, which include determining the payment at maturity based on the observed index ending level as well as whether to postpone the determination of the index ending level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

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Potential HSBC Impact on Price – Trading or transactions by HSBC or any of its affiliates in the stocks comprising the index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the index, may adversely affect the market value of the stocks comprising the index, the level of the index, and, therefore, the market value of your Securities.

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Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities.  Any such research, opinions or recommendations could affect the level of the index or the price of the stocks included in the index, and therefore, the market value of the Securities.

The S&P 500® Index

Description of the Index

The index is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Ten main groups of companies comprise the index with the approximate percentage of the market capitalization of the index included in each group as of May 25, 2010 indicated in parentheses: Information Technology (18.86%), Financials (16.26%), Health Care (11.78%), Consumer Staples (11.41%), Energy (10.70%), Consumer Discretionary (10.63%), Industrials (10.50%), Utilities (3.54%), Materials (3.43%) and Telecommunication Services (2.88%).

For more information about the index, see “The S&P 500® Index” on page US1-4 of the accompanying underlying supplement no. 1.

Historical Performance of the Index

The following graph sets forth the historical performance of the index based on the daily historical closing prices from May 25, 2000 to May 25, 2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Closing Level of the Index on May 25, 2010 was 1,074.03.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying base prospectus) with respect to the Securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the index return.  If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “—Events of Default; Defaults” in the accompanying base prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”), HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the base prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See Supplemental Plan of Distribution on page S-52 in the accompanying prospectus supplement.